Exhibit 99.1

2320 Scientific Park Drive Wilmington, NC 28405 Pink Sheets: AAII.PK	News Release

aaiPharma Files for Chapter 11 Reorganization

- Receives $210 million Post-petition Financing
- Agrees to Sell Pharmaceuticals Division as Part of Reorganization

Wilmington, N.C., May 10, 2005 — aaiPharma Inc. today announced that it and all its domestic subsidiaries have filed voluntary petitions for relief under chapter 11 of the U.S. Bankruptcy Code in the U.S. Bankruptcy Court for the District of Delaware. The filing will enable aaiPharma to continue normal business operations during the restructuring proceedings.

In connection with the Company’s chapter 11 filing, aaiPharma also announced that it has completed negotiation of the definitive agreements to receive $210 million in debtor-in-possession (DIP) financing. The DIP facility, subject to approval by the Bankruptcy Court, will be used to replace the Company’s existing $180 million senior credit facility and supplement the Company’s cash flow during the reorganization process with an incremental $30 million revolving credit facility. Of the $210 million, $15 million will be available as a 30-day interim facility immediately upon bankruptcy court approval and execution of the definitive agreements, and the remainder will be available upon later bankruptcy court approval of the terms of the final facility. The DIP Facility will help ensure that vendors, suppliers and other business partners will continue to be paid under normal terms for goods and services provided during the period while the company is operating in chapter 11.

These developments follow aaiPharma’s report yesterday that it has entered into an agreement to sell the assets of its Pharmaceuticals Division, as part of its anticipated reorganization in chapter 11, for $170 million and contingent royalties, subject to certain adjustments and of which $8 million would be placed in escrow at closing to fund post-closing obligations. In addition, the agreement contemplates that, at the closing of the asset sale, the purchaser would enter into agreements with aaiPharma pursuant to which aaiPharma would provide manufacturing, development and other services.

“Securing DIP financing and entering into an agreement to sell the Pharmaceuticals Division are important steps in reorganizing aaiPharma to position it for future success,” stated Dr. Ludo J.

Reynders, President and CEO of aaiPharma. “This process provides us the opportunity we need to restructure our finances, strengthen our business performance and work toward a sustained turnaround. We appreciate the continuing support of our customers, creditors, and suppliers and the dedication of our employees to making aaiPharma healthier overall.”

About aaiPharma

aaiPharma Inc. is a science-based company with corporate headquarters in Wilmington, North Carolina with over 25 years experience in drug development. The company also sells branded pharmaceutical products, including the Darvon® and Darvocet® product lines, primarily in the area of pain management. For more information on the Company, including its product development organization AAI Development Services, please visit aaiPharma‘s website at www.aaipharma.com.

Forward Looking Statements

Information in this press release contains certain “forward-looking statements” under the federal securities laws. The “forward-looking statements” herein involve risks and uncertainties that could cause actual results to differ materially, including, without limitation, risks and uncertainties relating to approval by the bankruptcy court of the DIP facility and asset purchase agreement and the effect of its petition for reorganization under Chapter 11 of the U.S. Bankruptcy Code. Additional relevant risk factors are discussed in the Company’s most recent Quarterly Report on Form 10-Q filed with the SEC.

Contacts:
Matt Czajkowski	Luke Heagle
Chief Administrative Officer and	Corporate Communications
Chief Financial Officer	910-254-7000
910-254-7000